EXECUTIVE EMPLOYMENT AGREEMENT

The Employment Agreement is entered into this 25th day of March, 2013 and effective April 1, 2013 between Axion Power International, Inc., a Delaware corporation, having a place of business at 3601 Clover Lane, New Castle, Pennsylvania 16105 (the "Company") and Vani Kumar Dantam , 9151 Springfield Road, Poland, Ohio 44514 (the “Executive”).

A.	The Company is engaged in research, development, manufacturing and sales relating to a novel technology for a supercapacitor/battery hybrid that replaces the lead-based negative electrode in a lead-acid battery with a highly permeable nanoporous carbon electrode; and in research, development, manufacturing and sales relating to both conventional and advanced lead acid batteries including new grid technologies for the positive and potentially the negative lead and carbon additives to the standard lead acid battery; and is exploring various other integration technologies for stationary and motive applications.

B.	The Company owns all of the proprietary interests in the Company's good will and its Confidential Information (as hereinafter defined), all of which information is not publicly available and is considered by the Company to be confidential trade secrets. The Company imparts to its Employees, and said Employees require during the course of their employment, access to Confidential Information.

C.	Executive during the course of employment with the Company: (i) will obtain material knowledge and information regarding the Company's Customers, including without limitation Customers' specialized requirements, preferences and financial condition, all of which are materially important in the Company's business relationship with such Customers; (ii) may perform duties for the Company, which duties themselves are of a highly confidential nature; (iii) is encouraged by the Company to develop personal relationships with the Company's suppliers, Customers and prospective Customers; (iv) generally has access to Confidential Information; and (v) has developed and will develop expertise in the field of lead-acid batteries, Axion's PbC Technology, battery testing, carbon sheeting, and other technologies currently under development by Axion.

D.	The Company is vulnerable to unfair post-employment competition by Executive, since Executive has access to Confidential Information and has personal relationships with the Company's suppliers, Customers and prospective Customers.

E.	Executive acknowledges the vulnerability of the Company to post-employment competition by Executive and is willing to enter into this Agreement with the Company, pursuant to which Executive agrees not to disclose any of the Company's Confidential Information and not to compete against the Company following termination of employment for the time periods and to the limited extent set forth in this Agreement.

F.	The Company desires to employ Executive as its Senior Vice President - Business Development, Sales and Marketing and Executive desires to accept such employment, pursuant to the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1)	Executive Representations and Warranties. The Executive represents and warrants to the Company that he is free to accept employment hereunder and that he has no prior or other obligations or commitments of any kind to anyone that would in any way hinder or interfere with his acceptance of the full, uninhibited and faithful performance of this Agreement, or the exercise of his best efforts as an Executive of the Company.

2)	Employment and Duties. The Company shall employ the Executive as its Senior Vice President - Business Development, Sales and Marketing The Executive will work from the Company's office and battery manufacturing center in the New Castle, Pennsylvania area and will report directly to Thomas Granville, Chief Executive Officer. Executive will devote Executive’s full time and effort, energies and abilities as are required in the discretion of the Executive Officers for the proper and efficient performance of such duties and responsibilities.

a)	Specifically:

i)	Executive will devote Executive's full time, attention and ability to the Company's business and affairs;

ii)	Executive will not enter into the services of, nor be employed in any capacity or for any purpose whatsoever by, any person, firm or corporation other than us, nor will Executive be engaged in or by any business, enterprise or undertaking other than your employment under this Employment Agreement unless Executive obtains our prior written approval;

iii)	Executive from time to time will be called upon to travel in the course of performing your responsibilities for the Company;

iv)	Executive will be responsible for all the duties and responsibilities of the Senior Vice President - Business Development, Sales and Marketing.

v)	Actively participate as a member of the product development/approval team.

vi)	Perform any other reasonable task that is consistent with the position of Senior Vice President - Business Development, Sales and Marketing as assigned by the CEO or at the direction the Board of Directors.

3)	Conduct of Executive. During the entire Term of this Agreement, the Executive shall devote his full business time, effort, skill and attention to the affairs of the Company and its subsidiaries, will use his best efforts to promote the interests of the Company, and will discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices. In furtherance of the foregoing:

a)	The Executive understands and agrees that he owes the Company a fiduciary duty, without limiting any other obligations or requirements that are imposed on the Executive by this Employment Agreement or by law. As such, the Executive shall occupy a position of and commit to the highest degree of trust, loyalty, honesty and good faith in all of his dealings with and on behalf of the Company.

b)	The Executive represents that his employment by the Company will not conflict with any obligations which he has to any other person, firm or entity. The Executive specifically represents that he has not brought to the Company (during the period before the signing of this Agreement) and he will not bring to the Company any materials or documents of a former or present employer, or any confidential information or property of any other person, firm or entity.

c)	The Company does not offer, pay, or receive payments in exchange for the referral of a customer. The Executive shall not receive any remuneration from any outside person or entity related to the services performed by the Executive for the Company or the products purchased or sold by the Company.

d)	The Executive shall comply with all applicable laws, including Federal, State and Municipal purchasing requirements. The Executive understands that failure to do so exposes the Company, its officers, directors, Executives and agents to possible sanctions, monetary penalties, criminal prosecution and other disciplinary actions. The Executive shall seek appropriate guidance from the Company when the application of a law is unclear.

4)	Conditions of Employment.

a)	Term of Employment. Unless terminated earlier in accordance with the provisions of this Agreement, the Company will employ the Executive for a period commencing on April 1, 2013 and terminating on December 31, 2016 (the “Term”).

In determining whether to continue to term the employment of any Executive Officer, the board will use as a metric, the failure of the Company to meet at least 75% of its Total Net Sales and EBITDA projections for any prior six month period beginning January 1, 2014. Such projections will be published and made available to the board no later than the 10th day prior to each six month period beginning on January 1 and including June 1 of the applicable calendar years. In determining accountability for the failure to reach such projections, the board shall make exceptions for an Act of God, or a failure of a single source supplier to meet its supply commitments due to an act unforeseeable by the Company and unavoidable to remedy due to an unavoidable inability to establish an alternate second supplier of the item, or any other event that the board deems completely beyond the control of the Company.

b)	Place of Employment. The Executive shall occupy offices at the Company's facility in New Castle, PA. The Executive shall not be required to relocate to any other business location maintained by the Company although the Executive expressly agrees that regular travel shall be necessary as part of his duties.

c)	Ownership of Company Records and Reports. The Executive shall not, except in the performance of his duties hereunder, at any time or in any manner make or cause to be made any copies, pictures, duplicates, facsimiles, or other reproductions or recordings or any abstracts or summaries of any reports, studies, memoranda, correspondence, manuals, records, plans or other written or otherwise recorded materials of any kind whatever belonging to or in the possession of the Company, or of any subsidiary or affiliate of the Company, including but not limited to materials describing or in any way relating to the Company's business activities including, but not limited to, its proprietary techniques and technologies, its operational and financial matters, its business and financial and development plans, its personnel training and development programs and its industry relationships. The Executive shall have no right, title or interest in any such material, and the Executive agrees that, except in the performance of his duties hereunder, he will not, without the prior written consent of the Company remove any such material from any premises of the Company, or any subsidiary or affiliate of the Company, and immediately upon the termination of his employment for any reason whatsoever Executive shall return to the Company all such material in his possession.

d)	It is expressly agreed and understood that the Executive shall execute and be bound by the terms and conditions of the Executive Agreement which is attached hereto and made a part hereof as Exhibit A.

5)	Compensation.

a)	The Company shall compensate the Executive for all services to be rendered by him during the Term as follows:

b)	The Executive shall receive an annualized salary of $225,000.00, paid on a regular basis according to company payroll practice which at the time of signing is bi-weekly (subject to change) for services rendered during the period commencing on April 1, 2013 and terminating on December 31, 2016. The Executive's salary shall be reviewed on an annual basis. The amount of such Salary shall be eligible for adjustment, if any, subject to renegotiation based on the performance of the Executive and the performance of the Company. The Executive will also be eligible for 2013 cash and option bonus awards, based on plans, programs and/or milestones established by the CEO on advice and consent from the Compensation Committee of the Board of Directors and the Executive. Both of these determinations will be made in writing within 45 days of the execution of this agreement.

In addition, The Executive shall be allowed an automobile allowance of $500.00 per month to be applied to the car of his choice. The Executive shall be entitled to reimbursement at the maximum allowable mileage rate under applicable income tax rules for all reasonable business use of his personal vehicle.

c)	During the term of this agreement, the Company will reimburse the Executive for all reasonable business expenses incurred by him on behalf of the company in the performance of his duties hereunder upon presentation of vouchers, receipts or other evidence of such expenses in accordance with the policies of the Company, and provided that Executive shall incur no expenses that exceed $2,500.00 without prior authorization of the Company.

d)	As partial compensation for the execution of this Agreement and in consideration of the level of compensation paid to the Executive since April, 2010, the Company will pay the Executive a stipend as an additional inducement to retain the services of the Executive over the term of this Agreement as follows :
i)	Upon execution of the Agreement , the Executive will be paid $22,500 (Twenty Two Thousand Five Hundred dollars), subject to normal withholdings and deductions within 45 days following the execution of this Agreement:
ii)	Provided the Executive is an employee in good standing in the position of Senior Vice President - Business Development, Sales and Marketing on April 1, 2014 , the Executive will be paid a stipend of $22,500 (Twenty Two Thousand Five Hundred dollars), subject to normal withholdings and deductions on the first regularly scheduled payroll following April 30, 2014;
iii)	Provided the Executive is an employee in good standing in the position Senior Vice President - Business Development, Sales and Marketing on April 1, 2015 , the Executive will be paid a stipend of $22,500 (Twenty Two Thousand Five Hundred dollars), subject to normal withholdings and deductions on the first regularly scheduled payroll following April 30, 2015:
iv)	Provided the Executive is an employee in good standing in the position Senior Vice President - Business Development, Sales and Marketing on April 1, 2016 , the Executive will be paid a stipend $22,500 (Twenty Two Thousand Five Hundred dollars), subject to normal withholdings and deductions on the first regularly scheduled payroll following April 30, 2016

e)	The Executive shall participate in any Executive compensation plans adopted by the shareholders of the Company; provided, however, that the discretionary authority to determine the level of the Executive's participation therein and the terms and conditions of such participation shall remain vested in the CEO and the Compensation Committee of the Board of Directors and the Compensation Committee shall have the authority to adjust such participation upward or downward from time to time in its sole discretion.

f)	During the Term of this Agreement, the Company will reimburse the Executive for all reasonable business expenses incurred by him on behalf of the Company in the performance of his duties hereunder upon presentation of vouchers, receipts or other evidence of such expenses in accordance with the policies of the Company.

g)	Notwithstanding any other provision of this Agreement, it is agreed that the Executive shall be entitled to receive such incentive bonuses, stock options and other benefits as the Compensation Committee of the Board of Directors may grant from time to time, and any income tax liabilities arising there from shall be due and payable at the Executive's sole expense, and the Executive acknowledges that the Company may make appropriate withholding from salary for such grants.

h)	Benefits. During the Employment Period, Executive shall be entitled to the benefits approved by the Board or any of the Executive Officers; as such benefits may be adjusted by the Board or any of the Executive Officers from time to time in their sole and absolute discretion. Upon termination of the Employment Period, benefits for periods subsequent to such termination shall cease. Executive will be entitled to four (4) weeks paid vacation per full year of employment to be given and accrued as set forth in the Company employee handbook.

i)	Health Benefits. Executive and his qualifying family members will be eligible to participate in the Company's health benefit plans, as may be in effect from time to time at the sole discretion of the Company, provided that the permanent residence of each person receiving benefits is in the New Castle, PA area. More information is available from Human Resources.

j)	Deductions, Taxes and Withholding. All amounts payable or which become payable hereunder shall be subject to any deductions authorized by Executive, any set-off or reimbursement deemed appropriate by the Company and permitted by law and any deductions or set-offs permitted by this Agreement and all deductions and withholding authorized by law. Executive is responsible for payment of all taxes related to Executive's compensation, whether cash or equity compensation or otherwise.

k)	A Sales and Marketing Incentive Plan, Exhibit C, will outline Employee’s opportunity to earn incentive compensation in 2013. Incentive programs will be developed for subsequent years of this Agreement after completion and acceptance of business development, sales and marketing plans with a minimum annual incentive opportunity of 25% of base annualized salary.

d)	Termination of Employment.
a.	This Agreement and the compensation payable to Executive hereunder shall terminate and cease to accrue forthwith upon Executive's death.

b.	If the Executive's employment is terminated (i) other than for cause (as defined below) by the Company, or (ii) by the Executive for good reason (as defined below), the Company shall pay to Executive an aggregate severance amount equal to Fifty per cent (50%) of the Executive's annual base salary in effect as of the date of such termination (i.e., six months' base salary and such amount being referred to as the "Severance Amount"). The Severance Amount may be paid in as part of the regular ongoing payroll for the specified time, provided that payment of the Severance Amount shall be contingent upon the Executive signing the release and waiver agreement in Exhibit B.

For the purposes of this Agreement, "cause" for termination by the Company shall mean (i) a material breach of this Agreement by Executive; (ii) a breach of Executive's duty of loyalty to the Company or any act of dishonesty with respect to the Company or its stockholders, customers or suppliers; (iii) Executive's continued failure or refusal to perform, in any material respect, any duty or responsibility to the Company which is normally attached to Executive's position(after notice and a 10-day cure period), provided, however, any subsequent failure or refusal to perform such duty or responsibility shall entitle the Company to terminate employment for Just Cause without notice or an opportunity to cure; (iv) Executive's gross negligence or willful misconduct in performing those duties which are normally attached to Executive's position; (v) the commission by Executive of an act of fraud, conversion, misappropriation (including the unauthorized use or disclosure of confidential or proprietary information of the Company) or embezzlement or crime of moral turpitude; (vi) a conviction of or guilty plea or confession by Executive to any fraud, conversion, misappropriation, embezzlement or felony; (vii) the exposure of the Company to any criminal liability or loss of business opportunity or reduction in revenues or increase in losses substantially caused by the conduct of Executive which results in a material adverse effect upon the Company's business, operations, financial condition or results of operations or the exposure of the Company to any bona fide claims which may result in civil liability caused by Executive's unlawful harassment in employment; or (viii) the repeated taking of any action prohibited (a) by the Board or any of the Executive Officers, provided that Executive has received at least one written notice of having taken an action so prohibited, or (b) by this Agreement. For purposes of this Agreement, "Executive's duty of loyalty to the Company" shall include Executive's fiduciary obligation to place the interests of the Company ahead of Executive's personal interests and thereby not knowingly profit personally at the expense of the Company, and shall also include specifically the affirmative obligation to disclose promptly to the Board any known conflicts of interest Executive may have with respect to the Company, and the negative obligations not to usurp corporate opportunities of the Company, not to engage in any "conflict-of-interest" transactions with the Company (without the approval of the Board), and not to compete directly with the Company (without the approval of the Board). Good Reason shall mean the occurrence or failure to cause the occurrence, as the case may be, without your express written consent, of any of the following circumstances: (i) material demotion (except in connection with the termination of your employment for Cause or as a result of your death, or temporarily as a result of your illness or other absence), (ii) a relocation of the Company's executive office in New Castle, PA to a location more than 70 miles from its current location; (iii) any material breach by the Company of any provision of this Agreement; or (iv) failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to you upon the assignee becoming such, the obligations of the Company hereunder.

c.	During the term of this agreement, the Executive’s employment may be terminated by either party for any reason, or for no reason, upon written notice given not less than ten (10) days prior to the termination date. Severance payment will not be owed if Executive chooses to leave the Company for any reason not initiated by the Company.

d.	At the end of the term of this Agreement, the Executive’s employment may be terminated by either party for any reason, or for no reason, upon written notice given not less than ninety (90) days prior to the termination date. Non-renewal of contract is not grounds for being eligible for a severance payment.

e)	Specific Performance.

If any portion of this Agreement is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. All provisions of this Agreement are severable, and the unenforceability or invalidity of any single provision hereof shall not affect any remaining provision. The Executive acknowledges and agrees that the Company's remedy at law for any breach of any of his obligations hereunder would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision of this Agreement without the necessity of proof of actual damage and without any bond or other security being required. Such remedies shall not be exclusive and shall be in addition to any other remedy which the Company may have.

f)	Miscellaneous:

a.	The failure of a party to insist on any occasion upon strict adherence to any Term of this Agreement shall not be considered to be a waiver or deprive that party of the right thereafter to insist upon strict adherence to that Term or any other Term of this Agreement. Any waiver must be in writing.

b.	All notices and other communications under this Agreement shall be in writing and shall be delivered personally or mailed by registered mail, return receipt requested, and shall be deemed given when so delivered or mailed, to a party at such address as a party may, from time to time, designate in writing to the other party.

c.	Notwithstanding the termination of the Executive's employment hereunder, the provisions of Paragraphs 6, 7, 8 and 9 survive such termination.

d.	This Agreement shall be assigned to and inure to the benefit of and be binding upon, any successor to substantially all of the assets and business of the Company as a going concern, whether by merger, consolidation, liquidation or sale of substantially all of the assets of the Company or otherwise.

e.	This Agreement constitutes the entire Agreement between the parties regarding the above matters, and each party acknowledges that there are no other written or verbal Agreements or understandings relating to such subject matter between the Executive and the Company or between the Executive and any other individuals or entities other than those set forth herein. No amendment to this Agreement shall be effective unless it is in writing and signed by both the parties hereto.

f.	This agreement shall remain confidential between the parties and not disclosed to anyone unless agreed to by both parties or otherwise required under law.

g.	Paragraph 6 of this Agreement shall be construed in accordance with the General Corporation Law of Delaware. All other provisions of this Agreement shall be construed according to the laws of the Commonwealth of Pennsylvania pertaining to Agreements formed and to be formed wholly within the Commonwealth of Pennsylvania. The Executive represents and warrants that he has reviewed this Agreement in detail with his legal and other advisors, as he considers appropriate, and that he fully understands the consequences to him of its provisions. The Executive is relying on his own judgment and the judgment of his advisors with respect to this Agreement.

h.	In the event a dispute arises out of, in connection with, or with respect to this Agreement, or any breach thereof, such dispute shall, on the written request of one party delivered to the other party, be submitted to and settled by binding arbitration before a single arbitrator conducted in New Castle, Pennsylvania, United States in accordance with the Laws of the Commonwealth of Pennsylvania. The award of such arbitrator shall be final and may be entered by any party hereto in any court of competent jurisdiction. The party against whom the arbitrator's award is rendered shall pay all costs and expenses of such arbitration, unless the arbitrator shall specifically allocate costs in a different manner because the award is not entirely in favor of either party.

i.	This Agreement may be executed in any number of counterparts, which will each be deemed to be an original for all purposes hereof.

IN WITNESS WHEREOF, the parties have signed this Agreement intending to be bound thereby.

AXION POWER INTERNATIONAL, INC.

/s/ Thomas Granville	3/25/2013
Thomas Granville, CEO	Date signed

/s/ Vani K. Dantam	3/25/2013
Executive Signature	Date signed

Executive Printed Name

EXHIBIT A

Executive Agreement

AXION POWER INTERNATIONAL, INC.

EXECUTIVE AGREEMENT

Dantam	Vani	K.
EXECUTIVE’S LAST NAME	FIRST NAME	INITIAL

A)	DEFINITIONS

1)	AXION means Axion Power International, Inc., and any existing or future subsidiaries, owned or controlled, directly or indirectly by Axion.

2)	CONFIDENTIAL INFORMATION means information, not generally known, and proprietary to Axion, including trade secret information, about Axion's processes and products, including information relating to research, development, manufacture, purchasing, accounting, engineering, marketing, merchandising, selling, leasing, servicing, finance and business systems and techniques. All information disclosed to me, or to which I have reasonable basis to believe to be Confidential Information, or which is treated by Axion as being Confidential Information, shall be presumed to be Confidential Information.

3)	INVENTIONS means discoveries, improvements and ideas (whether or not shown or described in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable, (1) which relate directly to the business of Axion, or (2) which relate to Axion’s actual or demonstrably anticipated research or development, or (3) which result from any work performed by me for Axion, or (4) for which equipment, supplies, facility or trade secret information of Axion is used, or (5) which is developed on any Axion time.

4)	CONFLICTING PRODUCT means any product, process, system or service of any person or organization other than Axion, in existence or under development, which is the same as or similar to or competes with, or has a usage allied to, a product, process, system or service upon which I work (in either a sales or a non-sales capacity) during the last three years of my employment by Axion, or about which I acquire Confidential Information

5)	CONFLICTING ORGANIZATION means any person or organization which is engaged in or about to become engaged in, research on or development, production, marketing, leasing, selling or servicing of a Conflicting Product.

B)	Agreement

I AM EMPLOYED OR DESIRE TO BE EMPLOYED BY AXION IN A CAPACITY IN WHICH I MAY RECEIVE OR CONTRIBUTE TO CONFIDENTIAL INFORMATION. IN CONSIDERATION OF SUCH EMPLOYMENT OR CONTINUED EMPLOYMENT, AND THE WAGES OR SALARY AND OTHER EXECUTIVE BENEFITS IN COMPENSATION FOR MY SERVICES, AND IN CONSIDERATION OF BEING GIVEN ACCESS TO CONFIDENTIAL INFORMATION; I AGREE THAT:

1)	With respect to Inventions made, authorized or conceived by me, either solely or

2)	jointly with others, (1) during my employment, whether or not during normal working hours or whether or not at Axion's premises; or (2) within one year after termination of my employment, I will:

a)	Keep accurate, complete and timely records of such Inventions, which records shall be Axion property and be retained on Axion's premises.

b)	Promptly and fully disclose and describe such Inventions in writing to Axion.

c)	Assign (and I do hereby assign) to Axion all of my rights to such Inventions and to applications for letters patent and/or copyright in all countries and to letters patent and/or copyrights granted upon such Inventions in all countries,

d)	Acknowledge and deliver promptly to Axion (without charge to Axion but at the expense of Axion) such written instruments and to do such other acts as may be necessary in the opinion of Axion to preserve property rights against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights and to vest the entire right and title thereto in Axion.

e)	At the request of Axion and at its cost, the Executive shall assist Axion, or any person or persons from time to time designated by it, to obtain the copyright, trademark and/or grant of patents in the United States and/or in such other country or countries as may be designated by Axion, covering such improvements, discoveries, ideas and inventions and shall in connection therewith and in connection with the defense of any patents execute such applications, statements or other documents, furnish such information and data and take all such other action (including, but not limited to, the giving of testimony) as Axion may from time to time reasonably request.

NOTICE: This is to notify you that paragraph A of this Axion "Executive Agreement" you are being asked to sign as a condition of your employment does not apply to an Invention for which no equipment, supplies, facility or trade secret information of Axion was used and which was developed entirely on your own time, and (1) which does not relate (a) directly to the business of Axion or (b) to Axion's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by you for Axion. If any exists, a detailed list of it should be attached to this agreement as an addendum.

3)	EXCEPT as required in my duties to Axion, I will never, either during my employment by Axion or thereafter, use or disclose any Confidential Information as defined in paragraph 2 hereinabove.

4)	UPON termination of my employment with Axion, all records and any compositions, articles, devices, and other items which disclose or embody Confidential Information including all copies or specimens thereof in my possession, whether prepared or made by me or others, will be left with Axion.

5)	EXCEPT as listed at the end of this Agreement, I will not assert any rights under any Inventions as having been made, conceived, authored or acquired by me prior to my being employed by Axion.

6)	FOR a period of two years after termination of my employment with Axion:

a)	I will inform any new employer, prior to accepting employment of the existence of this Executive agreement and provide such employer with a copy thereof.

b)	If I have been or am employed by Axion in a sales capacity, I will not render services in the United States, directly or indirectly, to any Conflicting Organization in connection with the development, manufacture, marketing, sale, merchandising, leasing, servicing or promotion of any Conflicting Product to any person or organization upon whom I called, or whose account I supervised on behalf of Axion, at any time during the last three years of my employment by Axion.

c)	If I have been or am employed by Axion in a non-sales capacity, I will not render, to any Conflicting Organization, services, directly or indirectly, in the United States or in any country in which Axion has a plant for manufacturing a product upon which I work during my employment by Axion or in which Axion provides a service in which I participate during my employment by Axion, except that I may accept employment with a large Conflicting Organization whose business is diversified (and which has separate and distinct divisions), and which as to part of its business is not a Conflicting Organization, provided Axion, prior to my accepting such employment, shall receive separate written assurances satisfactory to Axion from such Conflicting Organization and from me, that I will not render services directly or indirectly in connection with any Conflicting Product.

d)	If I am unable to obtain employment consistent with my abilities and education, within one month after termination of my employment with Axion, solely because of provisions of this paragraph, such provisions shall thereafter continue to bind me only as long as Axion shall make payments to me equal to my monthly base pay at termination (exclusive of extra compensation, bonus or Employee benefits) for each month of such unemployment commencing with the second month after termination of my employment with Axion.

1)	I agree that I will, during each month of such unemployment, make conscientious and aggressive efforts to find employment; and I will, within ten days after the end of each calendar month, give Axion a detailed written account of my efforts to obtain employment. Such account will include a statement by me that although I aggressively sought employment, I was unable to obtain it solely because of the provisions of this Agreement.

2)	It is understood that Axion shall, at its option, be relieved of making a monthly payment to me for any month during which I failed to seek employment conscientiously and aggressively, and to account to Axion, as provided for above.

3)	Axion is obligated to make such payments to me, upon my fulfillment of the conditions set forth above, for 23 consecutive months unless Axion gives me written permission to accept available employment, or gives me a written release from the obligations of paragraph E.

4)	Axion's obligation to make such monthly payments shall terminate upon my death or upon my obtaining employment. I agree that I will give prompt written notice of such employment to Axion.

5)	Axion shall not be liable, under this Agreement, or in any action relating thereto, for any amount greater than the equivalent of 23 such monthly payments, less amounts paid to me by Axion pursuant to this Agreement; Axion not being obliged to make a payment to me for the first month of such unemployment.

e)	If, after termination of my employment with Axion, I obtain other employment but because of the provisions of paragraph E, my position is such that my gross monthly income will be less than that which I last received from Axion as monthly base pay at termination, then Axion’s obligations to make payments to me for the period specified in paragraph E, d. I will be limited to the difference between my monthly base pay at Axion, at termination, and the gross monthly income I will receive in my subsequent employment (6), d),1)).

f)	ALL MY obligations under paragraphs A through D of this Agreement shall be binding upon my heirs, spouses, assigns and legal representatives.

g)	IF ANY provision of this Agreement shall contravene any statute of a particular state which I perform services for Axion, then this Agreement shall be construed as if such provision is not contained herein insofar as enforcement of this Agreement against me in such particular state is concerned.

h)	THIS AGREEMENT replaces any existing Agreement entered into by me and Axion relating generally to the same subject matter; but such replacement shall not affect rights and obligations of either party arising out of any such prior Agreement which shall then continue to be in effect for that purpose.

IN WITNESS WHEREOF, the parties have signed this Agreement intending to be bound thereby.

AXION POWER INTERNATIONAL, INC.

/s/ Thomas Granville	3/25/2013
Thomas Granville, CEO	Date signed

/s/ Vani k. Dantam	3/25/2013
Executive Signature	Date signed

Executive Printed Name

Exhibit B

Reference Exhibit B 10.53